UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2004

DANKA BUSINESS SYSTEMS PLC

(Exact name of registrant as specified in its charter)

England & Wales	0-20828	98-0052869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11101 Roosevelt Boulevard St. Petersburg, Florida 33716	and	Masters House 107 Hammersmith Road London, England W14 0QH
(Address of principal executive offices)

Registrant’s telephone number, including area code:

(727) 622-2100 in the United States

011-44-207-605-0150 in the United Kingdom

Not Applicable

(Former name or former address, if changed since last report)

Item 4. Changes in Registrant’s Certifying Accountant.

On July 6, 2004, Danka 401(k) Profit Sharing Plan (the “Plan”) dismissed KPMG LLP (“KPMG”) as its independent accountant. On June 4, 2004, the Plan retained Ernst & Young LLP (“Ernst & Young”) as its independent accountant for the year ended December 31, 2003. The decision to dismiss KPMG and retain Ernst & Young was approved by the Audit Committee of the Board of Directors of Danka Business Systems Plc. As of July 6, 2004, KPMG will no longer provide services as the Plan’s independent accountant.

The report of KPMG on the financial statements and supplemental schedule of the Plan for the years ended December 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the years ended December 31, 2002 and 2001 and through the date of this report, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreement in its report on the financial statements and supplemental schedule of the Plan for such years. There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the years ended December 31, 2002 and 2001 and through the date of this report. The Audit Committee has authorized KPMG to respond fully to inquiries of Ernst & Young.

During the last two fiscal years and any subsequent interim period prior to engaging Ernst & Young, the Plan has not consulted with Ernst & Young with regard to (i) any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion Ernst & Young might render on the Plan’s financial statements and supplemental schedule or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Plan provided KPMG a copy of this Report and requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree. A copy of such letter, dated July 12, 2004, is filed as Exhibit 16 to this Report.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
16	Letter dated July 12, 2004 from KPMG LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANKA 401(K) PROFIT SHARING PLAN

By:	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President and Chief Financial Officer

Dated: July 12, 2004

EXHIBIT INDEX

Exhibit No.	Description
16	Letter dated July 12, 2004 from KPMG LLP